REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Pennsylvania Enterprises, Inc.:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Pennsylvania Enterprises, Inc. (a Pennsylvania corporation) and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, common shareholders' investment, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Enterprises, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.





                                                 ARTHUR ANDERSEN LLP


New York, N.Y.
February 23, 1996

                  PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

                                                      Year Ended December 31,
                                                   1995*       1994*       1993*
                                                       (Thousands of Dollars)
OPERATING REVENUES                               $ 152,756   $ 167,992   $ 153,325
  Cost of gas                                       84,372      98,653      86,557
OPERATING MARGIN                                    68,384      69,339      66,768

OTHER OPERATING EXPENSES:
  Operation                                         22,438      22,652      21,797
  Maintenance                                        4,967       4,436       3,695
  Depreciation                                       6,971       6,667       6,388
  Income taxes                                       3,556       4,290       4,935
  Taxes other than income taxes                      9,918      10,807      10,055
      Total other operating expenses                47,850      48,852      46,870

OPERATING INCOME                                    20,534      20,487      19,898

OTHER INCOME (DEDUCTIONS), NET (Note 4)                763         258        (472)

INCOME BEFORE INTEREST CHARGES                      21,297      20,745      19,426

INTEREST CHARGES:
  Interest on long-term debt                        13,663      12,591      11,636
  Other interest                                     1,844       1,223       1,299
  Allowance for borrowed funds used
    during construction                                (94)        (21)        (47)
      Total interest charges                        15,413      13,793      12,888

INCOME FROM CONTINUING OPERATIONS                    5,884       6,952       6,538

DISCONTINUED OPERATIONS (Note 2):
  Income from discontinued operations                2,127      10,504       7,909
  Estimated loss on disposal of discontinued
    operations, net of anticipated income
    during the phase-out period of $7,409,000
    (net of related income taxes of $4,800,000)     (5,961)          -           -
  Income (loss) with respect to discontinued
    operations                                      (3,834)     10,504       7,909

INCOME BEFORE SUBSIDIARY'S
  PREFERRED STOCK DIVIDENDS                          2,050      17,456      14,447

SUBSIDIARY'S PREFERRED STOCK DIVIDENDS               2,763       4,639       6,462

NET INCOME (LOSS)                                $    (713)  $  12,817   $   7,985

COMMON STOCK:
  Earnings (loss) per share of common stock:
    Continuing operations                        $     .55   $     .43   $     .02
    Discontinued operations                           (.67)       1.92        1.80
    Net income (loss) before premium on
      redemption of subsidiary's preferred stock      (.12)       2.35        1.82
    Premium on redemption of subsidiary's
      preferred stock                                    -        (.18)          -
    Earnings (loss) per share of common stock    $    (.12)  $    2.17   $    1.82

  Weighted average number of shares outstanding  5,729,436   5,456,568   4,394,953

* See Note 2 regarding discontinued operations and restatement of consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

                PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                              December 31,
                                                          1995*         1994*
                                                        (Thousands of Dollars)

ASSETS
UTILITY PLANT:
  At original cost, less acquisition
    adjustments of $386,000                             $295,895      $284,080
  Accumulated depreciation                               (76,882)      (74,408)
                                                         219,013       209,672

OTHER PROPERTY AND INVESTMENTS                             7,142         3,481

CURRENT ASSETS:
  Cash                                                       629           330
  Restricted cash - common stock subscribed (Note 5)           -         2,532
  Accounts receivable -
    Customers                                             21,066        16,883
    Others                                                   815         1,474
    Reserve for uncollectible accounts                      (788)         (937)
  Accrued utility revenues                                10,319         9,004
  Materials and supplies, at average cost                  2,876         2,797
  Gas held by suppliers, at average cost                  15,140        20,025
  Natural gas transition costs collectible                 4,612         4,708
  Deferred cost of gas and supplier refunds, net               -         3,767
  Prepaid expenses and other                               3,486         1,483
                                                          58,155        62,066


DEFERRED CHARGES:
  Regulatory assets
    Deferred taxes collectible                            30,015        31,696
    Natural gas transition costs collectible                 497         4,099
    Other                                                  2,516         3,131
  Unamortized debt expense                                 2,630         3,539
  Other                                                        -         3,552
                                                          35,658        46,017



NET ASSETS OF DISCONTINUED OPERATIONS                    204,250       203,196





TOTAL ASSETS                                            $524,218      $524,432

* See Note 2 regarding discontinued operations and restatement of consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

                   PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS


                                                              December 31,
                                                         1995*         1994*
                                                        (Thousands of Dollars)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION (see accompanying statements):
  Common shareholders' investment (Notes 5 and 8)       $162,739      $172,012
  Preferred stock of PGE (Note 6) -
    Not subject to mandatory redemption, net              33,615        33,615
    Subject to mandatory redemption                        1,680         1,760
  Long-term debt (Note 7)                                106,706       220,705
                                                         304,740       428,092


CURRENT LIABILITIES:
  Current portion of long-term debt and
    preferred stock subject to mandatory
    redemption (Notes 6, 7 and 9)                        116,081         3,290
  Notes payable (Note 9)                                  10,180             -
  Accounts payable                                        18,531        17,781
  Deferred cost of gas and supplier refunds, net             434             -
  Accrued general business and realty taxes                1,493         3,315
  Accrued income taxes                                       526         3,136
  Accrued interest                                         2,307         2,850
  Accrued natural gas transition costs (Note 3)            2,278         2,356
  Other                                                    3,534         2,398
                                                         155,364        35,126


DEFERRED CREDITS:
  Deferred income taxes                                   48,835        46,600
  Accrued natural gas transition costs (Note 3)            1,144         3,250
  Unamortized investment tax credits                       4,938         5,110
  Operating reserves                                       3,709         2,383
  Other                                                    5,488         3,871
                                                          64,114        61,214




COMMITMENTS AND CONTINGENCIES (Notes 11 and 12)





TOTAL CAPITALIZATION AND LIABILITIES                    $524,218      $524,432

* See Note 2 regarding discontinued operations and restatement of consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

                   PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Year Ended December 31,
                                                     1995*      1994*      1993*
                                                        (Thousands of Dollars)
CASH FLOW FROM OPERATING ACTIVITIES:
  Income from continuing operations, net of
    subsidiary's preferred stock dividends          $  3,121   $  2,313   $     76
  Effects of noncash charges to income -
    Depreciation                                       7,018      6,693      6,413
    Deferred income taxes, net                          (251)       752     (2,472)
    Provisions for self insurance                      2,652      1,030      1,510
    Other, net                                         5,572      3,074      2,418
  Changes in working capital, exclusive of cash
   and current portion of long-term debt -
    Receivables and accrued utility revenues            (219)     1,435     (2,099)
    Gas held by suppliers                              4,885      6,625     (5,038)
    Accounts payable                                     321     (4,375)    (1,233)
    Deferred cost of gas and supplier refunds, net     5,715      5,784    (13,307)
    Other current assets and liabilities, net         (6,509)      (763)     1,187
  Other operating items, net                           2,628     (6,588)    (4,014)
      Net cash provided (used) by continuing
        operations                                    24,933     15,980    (16,559)
  Net cash provided (used) by discontinued
    operations                                         3,764        552       (837)
      Net cash provided (used) by operating
        activities                                    28,697     16,532    (17,396)

CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to utility plant                         (20,615)   (16,960)   (14,011)
  Investment in non-regulated business                (3,169)         -          -
  Other, net                                          (4,934)     1,098        201
      Net cash used for investing activities         (28,718)   (15,862)   (13,810)

CASH FLOW FROM FINANCING ACTIVITIES:
  Issuance of common stock                             4,045      3,887     32,807
  Common stock subscribed, net (Note 5)                    -      2,515          -
  Redemption of preferred stock of PGE                   (80)   (30,080)   (10,080)
  Dividends on common stock                          (12,605)   (12,002)    (9,805)
  Issuance of long-term debt                          52,000     50,000     19,000
  Repayment of long-term debt                        (53,535)   (31,055)   (30,678)
  Net increase in bank borrowings                     10,500     15,370     32,247
  Other, net                                              (5)    (1,724)      (599)
      Net cash provided (used) for financing
        activities                                       320     (3,089)    32,892

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                            299     (2,419)     1,686
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           330      2,749      1,063
CASH AND CASH EQUIVALENTS AT END OF YEAR            $    629   $    330   $  2,749

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amount capitalized)            $ 27,951   $ 24,622   $ 23,992
    Income taxes                                    $  8,748   $  7,460   $  6,931




* See Note 2 regarding discontinued operations and restatement of consolidated financial statements.


The accompanying notes are an integral part of the consolidated financial statements.













                     PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                          December 31,
                                                   1995*               1994*
                                                    (Thousands of Dollars)

COMMON SHAREHOLDERS' INVESTMENT (Notes 5 and 8):
  Common stock, no par value
    (stated value $10 per share)
    Authorized - 15,000,000 shares
    Outstanding - 5,784,319 shares and
      5,553,915 shares, respectively             $  57,843           $  55,539
  Common stock subscribed                                -               2,515
  Additional paid-in capital                        49,749              45,493
  Retained earnings                                 55,147              68,465
     Total common shareholders' investment         162,739    53.4%    172,012   40.2%

PREFERRED STOCK of PGE, par value $100 per share
  Authorized - 997,500 shares (Note 6):
    Not subject to mandatory redemption, net -
      4.10% cumulative preferred,
        100,000 shares issued                       10,000              10,000
      9% cumulative preferred,
        250,000 shares outstanding, net of
        issuance costs                              23,615              23,615
    Total preferred stock not subject to
        mandatory redemption, net                   33,615    11.0%     33,615    7.8%
    Subject to mandatory redemption -
      5.75% cumulative preferred, 17,600 and
        18,400 shares outstanding, respectively      1,760               1,840
      Less current redemption requirements             (80)                (80)

    Total preferred stock subject to
        mandatory redemption                         1,680     0.6%      1,760    0.4%

LONG-TERM DEBT (Note 7):
  First mortgage bonds                              55,000             108,535
  Notes                                            167,707             115,380
  Less current maturities and sinking
    fund requirements                             (116,001)             (3,210)
     Total long-term debt                          106,706    35.0%    220,705   51.6%

TOTAL CAPITALIZATION                             $ 304,740   100.0%  $ 428,092  100.0%






* See Note 2 regarding discontinued operations and restatement of consolidated financial statements.


The accompanying notes are an integral part of the consolidated financial statements.




                  PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' INVESTMENT

               FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                          Common   Additional
                                Common    Stock     Paid-In   Retained
                                 Stock  Subscribed  Capital   Earnings   Total
                                            (Thousands of Dollars)

Balance at December 31, 1992    $41,315 $        - $   23,023 $ 70,806 $135,144

Net income for 1993                   -          -          -    7,985    7,985
Issuance of common stock         12,825          -     19,982        -   32,807
Premium on redemption of
  preferred stock of PGE              -          -          -     (356)    (356)
Cash dividends on common stock
  ($2.20 per share)                   -          -          -   (9,805)  (9,805)

Balance at December 31, 1993     54,140          -     43,005   68,630  165,775

Net income for 1994                   -          -          -   12,817   12,817
Issuance of common stock          1,399          -      2,488        -    3,887
Common stock subscribed, net
  (Note 5)                            -      2,515          -        -    2,515
Premium on redemption of
  preferred stock of PGE              -          -          -     (980)    (980)
Cash dividends on common stock
  ($2.20 per share)                   -          -          -  (12,002) (12,002)

Balance at December 31, 1994     55,539      2,515     45,493   68,465  172,012

Net loss for 1995                     -          -          -     (713)    (713)
Issuance of common stock          2,304          -      4,256        -    6,560
Common stock subscribed, net
  (Note 5)                            -     (2,515)         -        -   (2,515)
Cash dividends on common stock
  ($2.20 per share)                   -          -          -  (12,605) (12,605)

Balance at December 31, 1995    $57,843 $        - $   49,749 $ 55,147 $162,739





The accompanying notes are an integral part of the consolidated financial statements.



                PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of the Business.  Pennsylvania Enterprises, Inc. ("the Company") is a
holding company whose principal subsidiary,  PG Energy Inc. ("PGE"), a regulated public utility formerly known as Pennsylvania Gas and Water Company, distributes natural gas to a ten-county area  in northeastern Pennsylvania, a territory that includes 116 municipalities, in addition to the cities of Scranton, Wilkes-Barre and Williamsport.  The Company, through its remaining subsidiaries, Pennsylvania
Energy Resources, Inc. ("PERI"),  Pennsylvania  Energy Marketing Company ("PEM")
and Theta Land Corporation, is also engaged in various non-regulated activities,
including  energy-related  services   and   the  construction,  maintenance  and
rehabilitation of  natural  gas  distribution  pipelines,  which  have  not been significant to the operations of the Company as a whole.

    Principles of Consolidation.   The consolidated financial statements include
the accounts of the Company and its subsidiaries, PGE, PERI, PEM and Theta.  The consolidated financial statements also include the accounts of Keystone Pipeline
Services, Inc. ("Keystone"), a wholly-owned subsidiary of PERI, from December 4,
1995, the  date  Keystone  was  acquired  by  PERI.    All material intercompany
accounts have been eliminated in consolidation.

    PGE, a wholly-owned subsidiary of Pennsylvania Enterprises, Inc., is a regulated public utility subject to the jurisdiction of the Pennsylvania Public
Utility Commission ("PPUC") for rate and accounting purposes. The financial statements of PGE that are incorporated in these consolidated financial statements have been prepared in accordance with generally accepted accounting principles, including the provisions of Financial Accounting Standards Board
("FASB")  Statement  71,  "Accounting  for  the  Effects  of  Certain  Types  of
Regulation," which give recognition to the rate and accounting practices or regulatory agencies such as the PPUC.

    The operations of PERI, including Keystone from its date of acquisition, PEM and Theta, which are summarized in Note 4 to these consolidated financial statements, were not significant to the operations of the Company as a whole and are reflected in the consolidated financial statements in "Other Income
(deductions), net."

    Use of Accounting Estimates.    The  preparation  of financial statements in
conformity with generally accepted  accounting principles requires management to make estimates and assumptions that  affect  the  reported amounts of assets and liabilities and disclosure of contingent  assets  and liabilities at the date of the financial statements  and  the  reported  amounts  of  revenues and expenses during the reporting period.  These estimates involve judgments with respect to, among other things,  various  future  economic  factors  which  are difficult to predict and are beyond the  control  of  the Company.  Therefore, actual amounts could differ from these estimates.

    Utility Plant and Depreciation.    Utility  plant  is  stated at cost, which
represents the original cost  of construction, including payroll, administrative and general costs, and an allowance for funds used during construction.








    The allowance for funds used during construction ("AFUDC") is defined as the net cost  during  the  period  of  construction  of  borrowed  funds  used and a
reasonable rate upon other funds  when  so  used.   Such allowance is charged to
utility plant and reported as a  reduction  of interest expense (with respect to the cost of  borrowed  funds)  in  the  accompanying  consolidated statements of income.  AFUDC varies according to changes  in the level of construction work in progress and in the sources and costs of capital.  The weighted average rate for such allowance was approximately 8% in 1995, 7% in 1994 and 8% in 1993.

    PGE provides  for  depreciation  on  a  straight-line  basis.   Exclusive of
transportation and work  equipment,  the  annual  provision for depreciation, as related to the average depreciable original  cost of utility plant, was 2.75% in
1995, 2.77% in 1994 and 2.81% in 1993, respectively.

    When depreciable property is retired, the  original cost of such property is removed from the utility plant accounts  and  is charged, together with the cost
of removal less  salvage,  to  accumulated  depreciation.    No  gain or loss is
recognized in connection with retirements of depreciable property, other than in the case of significant involuntary conversions or extraordinary retirements.

    Revenues and  Cost  of  Gas.    PGE  bills  its  customers  monthly based on
estimated or actual meter readings  on  cycles that extend throughout the month.
The estimated unbilled amounts from the  most recent meter reading dates through the end of the period being reported on are recorded as accrued revenues.

    PGE generally passes on to its customers increases or decreases in gas costs from those reflected in its tariff charges. In accordance with this procedure, PGE defers any current under or over-recoveries of gas costs and collects or refunds such amounts in subsequent periods.

    Deferred Charges  (Regulatory  Assets).    PGE  generally  accounts  for and
reports its costs in accordance with the  economic effect of rate actions by the
PPUC.  To this extent,  certain  costs  are recorded as deferred charges pending
their recovery in rates.   These  amounts  relate to previously-issued orders of
the PPUC and are of  a  nature  which,  in  the  opinion of the Company, will be recoverable in future rates, based on such rate orders.  In addition to deferred taxes collectible, which  represent  the  probable  future  rate recovery of the previously unrecorded deferred  taxes  primarily  relating  to certain temporary differences in the basis of utility plant not previously recorded because of the regulatory  rate  practices  of  the  PPUC,  and  natural  gas  transition costs collectible, the following deferred  charges  are included as "Other" regulatory assets:

                                                   1995              1994

    Early retirement plan charges                $   710           $   756
    Low income usage reduction program               429               441
    Computer software costs                          415             1,006
    Corrosion control costs                          341               489
    Customer assistance program                      109                 5
    Other                                            512               434

      Total                                      $ 2,516           $ 3,131

    The Company also records, as deferred charges, the direct financing costs incurred in connection with the issuance of long-term debt and redeemable preferred stock and equitably amortizes such amounts over the life of such securities.




    Cash and Cash Equivalents. For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased, which generally have a maturity of three months or less, to be cash equivalents. Such instruments are carried at cost, which approximates market value.

    Income Taxes.  The Company  provides  for  deferred taxes in accordance with
the provisions of FASB  Statement  109.    The  components  of the Company's net
deferred income tax liability relative  to  continuing operations as of December
31, 1995 and 1994, are shown below:

                                                   1995              1994
                                                   (Thousands of Dollars)

    Utility plant basis differences              $51,822           $49,638
    FERC Order 636 transition costs                  700             1,371
    Alternative minimum tax                       (1,947)           (2,213)
    Operating reserves                            (1,300)           (1,020)
    Other                                           (440)           (1,176)

        Net deferred income tax liability        $48,835           $46,600

    The provision for income taxes relative to continuing operations consists of the following components:

                                                  1995       1994       1993
                                                    (Thousands of Dollars)

    Included in operating expenses:
      Currently payable -
        Federal                                  $ 2,845    $ 1,654    $ 4,535
        State                                      1,169      1,128      2,021
          Total currently payable                  4,014      2,782      6,556
      Deferred, net -
        Federal                                      198      1,785       (515)
        State                                       (463)      (105)      (934)
          Total deferred, net                       (265)     1,680     (1,449)
      Amortization of investment tax credits        (193)      (172)      (172)
          Total included in operating expenses     3,556      4,290      4,935

    Included in other income, net:
      Currently payable -
        Federal                                      410        345         93
        State                                        159        170         35
          Total currently payable                    569        515        128
      Deferred, net -
        Federal                                        -         10          7
        State                                          -         12          6
          Total deferred, net                          -         22         13
          Total included in other income, net        569        537        141

          Total provision for income taxes       $ 4,125    $ 4,827    $ 5,076










    The components of deferred income taxes relative to continuing operations, which are recorded consistent with the treatment allowed by the PPUC for ratemaking purposes, are as follows:

                                                  1995       1994       1993
                                                    (Thousands of Dollars)

    Excess of tax depreciation over
      depreciation for accounting purposes       $ 1,587    $ 1,197    $ 1,023
    FERC Order 636 transition costs                 (670)     1,371          -
    Take-or-pay costs, net                          (281)      (652)    (1,126)
    Other, net                                      (901)      (214)    (1,333)

        Total deferred taxes, net                $  (265)   $ 1,702    $(1,436)

    Included in:
      Operating expenses                         $  (265)   $ 1,680    $(1,449)
      Other income, net                                -         22         13

        Total deferred taxes, net                $  (265)   $ 1,702    $(1,436)

    The total provision for income taxes relative to continuing operations shown in the accompanying consolidated  statements  of  income differs from the amount which would be computed by  applying  the  statutory  federal income tax rate to
income before income taxes.   The  following  table summarizes the major reasons
for this difference:

                                                   1995       1994       1993
                                                    (Thousands of Dollars)

    Income before income taxes                   $10,009    $11,828    $11,687
    Tax expense at statutory federal
      income tax rate                            $ 3,503    $ 4,140    $ 4,090
    Increases (reductions) in taxes
      resulting from -
        State income taxes, net of
          federal income tax benefit                 562        942        924
        Amortization of investment tax
          credits                                   (193)      (172)      (172)
        Other, net                                   253        (83)       234

      Total provision for income taxes           $ 4,125    $ 4,827    $ 5,076

    Long Lived Assets.  In March  1995,  FASB Statement 121, "Accounting for the
Impairment of Long-Lived Assets", was issued.  The provisions of this statement, which are effective for fiscal years beginning after September 15, 1995, require that long-lived assets, identifiable intangibles, capital leases and goodwill be reviewed for  impairment  whenever  events  occur  or  changes  in circumstances indicate that the carrying amount  of  the  assets  may  not be recoverable.  In addition, FASB Statement 121 requires  that  regulatory assets meet the recovery criteria of FASB  Statement  71,  "Accounting  for  Effects  of Certain Types of
Regulation",  on  an  ongoing  basis  in  order  to  avoid  a  writedown.    The
implementation of FASB  Statement  121  in  1996  is  not  expected  to have any significant impact on  the  Company  or  PGE  since  the  carrying amount of all assets, including regulatory assets, is considered recoverable.







(2)  DISCONTINUED OPERATIONS

    On April 26, 1995, the  Company  and  PGE signed a definitive agreement (the
"Agreement")  with  American   Water   Works   Company,  Inc.  ("American")  and
Pennsylvania-American Water  Company  ("Pennsylvania-American"),  a wholly-owned subsidiary of  American,  providing  for  the  sale  to Pennsylvania-American of substantially all of the assets,  properties  and  rights of PGE's water utility operations.

    Under the terms of  the  Agreement, Pennsylvania-American paid approximately
$413.5 million consisting of $266.4 million in cash and the assumption of $147.1 million of PGE's liabilities, including $141.1 million of its long-term debt, to PGE on the February 16, 1996, closing date for the transaction. This price is subject to certain post-closing adjustments. PGE continued to operate the water utility business until the closing date.

    The sale price reflects a $6.5  million  premium  over the book value of the assets sold.  However,  after  transaction  costs  and  the  net effect of other items, principally  the  write-off  of  certain  deferred  regulatory assets and deferred credits and  the  impact  of  pension  and other postretirement benefit expenses relative to the early  retirement  plan  (see  Note  10 of the Notes to
Consolidated Financial Statements), the sale  resulted in an estimated after tax loss of $6.0 million,  net  of  the  expected  income  from the water operations during the phase-out period (which for financial reporting purposes was April 1,
1995, through February 15,  1996).    The  sale  involved  a gain for income tax
purposes, primarily  because  of  the  accelerated  depreciation  that  had been claimed by PGE with respect to  the  water  utility  plant that was sold.  It is estimated that the income taxes payable  on  the sale, for which deferred income taxes had previously been provided, will be approximately $56.7 million.

    The net cash proceeds from the sale of approximately $209.1 million, net of the estimated $56.7 million payable for income taxes, are being used by the Company and PGE to retire debt, to repurchase stock and for working capital for their continuing operations. With the sale of PGE's water utility operations, the principal assets of the Company and PGE consist of PGE's gas utility operations and approximately 46,000 acres of land.

    The accompanying consolidated financial statements reflect PGE's water utility operations as "discontinued operations" effective March 31, 1995.
Interest charges relating to indebtedness of PGE have been allocated to the discontinued operations based on the relationship of the gross water utility plant that was sold to the total of PGE's gross gas and water utility plant.
This is the same method as was utilized by PGE and the PPUC in establishing the revenue requirements of both PGE's gas and water utility operations. None of the dividends on PGE's preferred stock nor any of the Company's interest expense has been allocated to the discontinued operations.















    Selected financial information for the discontinued operations as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and
1993 is set forth below:

                    Net Assets of Discontinued Operations

                                                     As of December 31,
                                                    1995            1994
                                                   (Thousands of Dollars)

Net utility plant                               $    368,742    $    359,399
Current assets (primarily accounts
  receivable and accrued revenues)                    12,756          12,141
Deferred charges and other assets                     25,752          31,103
Total assets being acquired by
  Pennsylvania-American                              407,250         402,643
Liabilities being assumed by
  Pennsylvania-American
    Long-term debt                                   141,097         141,420
    Other                                              5,983          13,168
                                                     147,080         154,588
Net assets being acquired by
  Pennsylvania-American                              260,170         248,055
Estimated liability for income taxes on
  sale of discontinued operations                    (56,710)        (55,542)
Estimated net income of discontinued operations
  during the remainder of the phase-out period           790               -
Other net assets of discontinued operations
 (written off as of March 31, 1995)                        -          10,683

Total net assets of discontinued operations     $    204,250    $    203,196

                      Income From Discontinued Operations

                                                  Years ended December 31,
                                                1995*       1994        1993
                                                   (Thousands of Dollars)

Operating revenues                            $ 15,640    $ 66,731    $ 53,363
Operating expenses, excluding income taxes
    Depreciation                                 1,946       7,672       5,911
    Other operating expenses                     6,929      29,005      27,140
                                                 8,875      36,677      33,051
Operating income before income taxes             6,765      30,054      20,312
    Income taxes                                 1,403       6,850       2,948
Operating income                                 5,362      23,204      17,364
    Other income                                     9          49          71
    Allocated interest charges                  (3,244)    (12,749)     (9,526)

Income from discontinued operations           $  2,127    $ 10,504    $  7,909

* Reflects amounts only through March 31, 1995, the effective date of the discontinuance of PGE's water utility operations for financial statement purposes.







             Net Cash Provided (Used) by Discontinued Operations

                                                  Years ended December 31,
                                                1995*       1994        1993
                                                   (Thousands of Dollars)

Income from discontinued operations           $  2,127    $ 10,504    $  7,909
Noncash charges (credits) to income:
    Depreciation                                 1,946       7,672       5,911
    Deferred treatment plant costs, net            145         581      (3,560)
    Deferred income taxes                          447       5,146       4,170
    Deferred water utility billings                  -      (5,574)       (582)
  Changes in working capital, exclusive
    of long-term debt                            1,648         353      (2,041)
  Additions to utility plant                    (2,276)    (20,980)    (32,515)
  Utilization of restricted funds                    -       9,753      15,868
  Net increase (decrease) in long-term
     debt                                        1,010      (6,834)      1,640
  Other, net                                    (1,283)        (69)      2,363
Net cash provided (used) for discontinued
  operations                                  $  3,764    $    552    $   (837)

* Reflects amounts only through March 31, 1995, the effective date of the discontinuance of PGE's water utility operations for financial statement purposes.

(3)  RATE MATTERS

    Annual Gas Cost Adjustment.  Pursuant  to the provisions of the Pennsylvania
Public Utility Code, which require that the tariffs of gas distribution companies, such as PGE, be adjusted on an annual basis, and on an interim basis when circumstances dictate, to reflect changes in their purchased gas costs, the PPUC ordered PGE to make the following changes during 1995, 1994 and 1993 to the gas costs contained in its gas tariff rates:

                                   Change in               Calculated
          Effective               Rate per MCF         Increase (Decrease)
             Date                From     To            in Annual Revenue

       December 1, 1995          $2.42   $2.75             $ 9,600,000
       May 15, 1995               3.68    2.42              (8,200,000)
       December 1, 1994           3.74    3.68              (1,800,000)
       December 1, 1993           2.79    3.74              28,800,000

    The changes in gas rates on account of purchased gas costs have no effect on PGE's earnings since the change in revenue is offset by a corresponding change in the cost of gas.

    Quarterly Gas Cost  Adjustment.    Effective  September  14,  1995, the PPUC
adopted regulations that  provide  for  the  quarterly  adjustment of the annual purchased gas cost rate  of  larger  gas  distribution companies, including PGE.
Such adjustments are allowed when the  actual  purchased gas costs vary from the estimated costs reflected in  the  respective  company's  tariffs by 2% or more.
Except for reducing the amount  of  any  over  or undercollections of gas costs, these regulations will not have any  material effect on PGE's financial position or results of operations,  and  PGE  will  still  be  required to file an annual
purchased gas cost rate.    As  of  March  1,  1996,  no such quarterly gas cost
adjustments had been made to PGE's tariffs.



    Recovery of FERC Order 636 Transition Costs.   On October 15, 1993, the PPUC
adopted an annual purchased gas  cost  ("PGC") order (the "PGC Order") regarding recovery of Federal Energy  Regulatory  Commission ("FERC") Order 636 transition costs.  The PGC Order stated that  Account  191 and New Facility Costs (the "Gas
Transition Costs") are subject to  recovery  through the annual PGC rate filing.
PGE was billed a total of $1.3 million of Gas Transition Costs by its interstate pipelines.  Of this amount,  $858,000  was  recovered by PGE over a twelve-month period ended January 31, 1995, through an increase in its PGC rate, $252,000 are being recovered by PGE in its  annual  PGC rate that the PPUC approved effective
December 1, 1995, and the recovery  of  the remaining $217,000 will be sought by
PGE in its PGC rate that is effective December 1, 1996.

    The PGC Order also indicated that  while Gas Supply Realignment and Stranded
Costs (the "Non-Gas Transition Costs")  are  not  natural gas costs eligible for recovery under the PGC rate  filing  mechanism,  such  costs are subject to full recovery by local distribution companies through the filing of a tariff pursuant to either the existing  surcharge  or  base  rate provisions of the Pennsylvania
Public Utility Code.  By Order  of  the  PPUC entered August 26, 1994, PGE began recovering the Non-Gas Transition Costs that  it estimates it will ultimately be billed pursuant to FERC Order  636  through  the  billing  of a surcharge to its
customers effective September 12,  1994.    It  is currently estimated that $9.6
million of Non-Gas Transition  Costs  will  be  billed  to PGE, generally over a four-year period extending through  the  fourth  quarter  of 1997, of which $6.1 million had been billed to  PGE  and  $4.4  million  had been recovered from its
customers as of December  31,  1995.    PGE  has  recorded the estimated Non-Gas
Transition Costs that remain to be billed  to it and the amounts remaining to be recovered from its customers.


































(4)  OTHER INCOME (DEDUCTIONS), NET

    Other income (deductions), net was comprised of the following elements:

                                                1995       1994       1993
                                                   (Thousands of Dollars)

    Earnings of non-regulated subsidiaries     $   651    $   395    $   316
    Write-off of expired advances relating
      to income taxes, net of related
      income taxes                                 227          -          -
    Net interest income (expense) with respect
      to proceeds from the issuance of debt
      held in a construction fund                   30        (91)      (330)
    Gain on sale of investment in joint
      venture, net of related income taxes           -        268          -
    Gain on sale of land and other property,
      net of related income taxes                    -        165         20
    Holding company expenses, net of related
      income tax benefits                         (189)      (209)      (203)
    Premium on retirement/defeasance of debt       (11)       (40)       (81)
    Amortization of preferred stock issuance
      costs, net of related income tax benefits     (1)      (227)      (126)
    Other                                           56         (3)       (68)
      Total                                    $   763    $   258    $  (472)

    Summary financial data for non-regulated subsidiaries:

      Revenues                                 $ 8,479    $ 9,127    $ 6,574
      Expenses                                   7,828      8,732      6,258
      Net income                               $   651    $   395    $   316

      Total assets (including, $66,000,
        $294,000 and $817,000, respectively,
        eliminated in consolidation)           $ 5,272    $ 1,753    $ 2,534

(5)  COMMON STOCK

    Customer Stock Purchase Plan.  On  July  28, 1994, the Company implemented a
Customer  Stock  Purchase  Plan   (the   "Customer  Plan")  which  provided  the
residential customers of PGE with a  method of purchasing newly-issued shares of the Company's common stock at a  5%  discount  from the market price.  Under the terms of the Customer Plan, 88,231 shares ($2.4 million) and 59,537 shares ($1.7 million) of  the  Company's  common  stock  were  issued  during  1995 and 1994, respectively.  Effective May 9,  1995,  the  Company suspended the Customer Plan because of the significant reduction  in its capital requirements resulting from the sale of PGE's water utility operations to Pennsylvania-American.

    On January 3, 1995, the Company issued 45,360 shares of its common stock for an aggregate consideration of $1.2 million with respect to payments received pursuant to the Customer Plan during the December, 1994, subscription period.
The payments  so  received  during  December  are  reflected  under the captions
"Restricted cash - Common stock subscribed" and "Common shareholders' investment
- Common stock subscribed" in these consolidated financial statements as of December 31, 1994.





    Dividend Reinvestment  and  Stock  Purchase  Plan.    Through  the Company's
Dividend Reinvestment and Stock Purchase Plan  ("DRP"), holders of shares of the
Company's common stock may reinvest  cash dividends and/or make cash investments
in the common  stock  of  the  Company.    Under  the  DRP, 116,505 shares ($3.3
million), 62,271 shares ($1.8  million)  and  15,988 shares ($465,000) of common stock were issued during 1995, 1994  and 1993, respectively. The DRP was amended on May  5,  1994,  to  provide  the  Company's  shareholders  with  a  method of reinvesting cash dividends and making  cash investments to purchase newly-issued shares of the Company's common  stock  at  a  5% discount from the market price.
Prior to such amendment, cash  dividends  were  reinvested at 100% of the market price in newly-issued shares and  cash  investments were used to purchase shares of the Company's common stock on  the  open  market.  Effective May 9, 1995, the
Company suspended the cash investment  feature  of  the  DRP and the 5% discount from the market price on the reinvestment  of dividends under the DRP because of the significant reduction in  capital  requirements  resulting  from the sale of
PGE's water utility operations to Pennsylvania-American.

    On January 3, 1995, the Company issued 51,565 shares of its common stock for an aggregate consideration of $1.3 million with respect to cash investments made pursuant to the DRP during the fourth quarter of 1994. The investments made during the fourth quarter are reflected under the captions "Restricted cash - common stock subscribed" and "Common shareholders' investment - Common stock subscribed" in these consolidated financial statements as of December 31, 1994.

    Employees' Savings Plan.   Under  the  Company's  Employees' Savings Plan (a
section 401(k) plan) which became effective  January 1, 1992, the Company issued an additional 19,468 shares ($628,000) in 1995, 18,100 shares ($540,000) in 1994 and 16,478 shares ($481,000) in 1993.

    Stock Option Plan.  On June 3, 1992, the Company's shareholders approved the
Pennsylvania Enterprises, Inc. 1992 Stock  Option  Plan (the "Plan").  Under the
terms of the Plan, a total  of  200,000 shares of authorized but unissued common stock were reserved and made  available  for distribution to eligible employees.
Stock options awarded under the  Plan  may  be either Incentive Stock Options or
Non-qualified Stock Options.  On  April  7, 1993, Non-qualified Stock Options to purchase 45,000 shares of common stock  were  issued to eligible employees at an exercise price of $30 per share  (the  fair  market value of the common stock on
such date).   These  options,  which  expire  on  April  6,  2003,  could not be exercised prior to April 7, 1994.  As  of December 31, 1995, the options for 400 such shares had expired, 4,800  had  been  exercised and 39,800 options remained outstanding.  In addition, as  of  such  date,  155,400 shares of authorized but unissued common stock were reserved for distribution to eligible employees under the terms of the Plan, including 400 shares for which previously granted options had expired.

    Shareholder  Rights  Plan.    On  April  26,  1995,  the  Company  adopted a
Shareholder Rights Plan under the terms  of  which each shareholder of record at the close of business on May  16,  1995, will receive a dividend distribution of one right ("Right" or "Rights") for each share of common stock held.

    Each Right will entitle shareholders  to  purchase from the Company one-half
of a share  of  common  stock.    No  less  than  two  Rights, and only integral
multiples of two Rights, may be  exercised  by  holders of Rights at an exercise price of $100 per share  of  common  stock  (equivalent to $50 for each one-half share of common stock), subject to  certain adjustments.  The Rights will become exercisable only if a person  or  group  acquires  15%  or more of the Company's common stock, or commences  a  tender  or  exchange offer which, if consummated, would result in that person or  group  owning  at least 15% of the common stock.
Prior to that time, the Rights will not trade separately from the common stock.



    If a person or group acquires 15% or more of the Company's common stock, all other holders of Rights will then be entitled to purchase, by payment of the $100 exercise price upon the exercise of two Rights, the Company's common stock
(or a common stock equivalent) with a value of twice the exercise price. In addition, at any time after a 15% position is acquired and prior to the acquisition by any person or group of 50% or more of the outstanding common stock, the Company's Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of common stock (or one common stock equivalent).

    If, following an acquisition of 15% or more of the Company's common stock, the Company is acquired by any person in a merger or other business combination transaction or sells more than 50% of its assets or earning power to any person
(other  than  the  sale  of  PGE's  water  utility  operations  to Pennsylvania-
American), all other holders of Rights will then be entitled to purchase, by payment of the $100 exercise price upon the exercise of two Rights, common stock of the acquiring company with a value of twice the exercise price.

    The Company may redeem the Rights at $.005 per Right at any time prior to the time that a person or group has acquired 15% or more of its common stock.
The Rights, which expire on May 16, 2005, do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings per share of the Company.

(6)  PREFERRED STOCK

Preferred Stock of PGE Subject to Mandatory Redemption

    On December 23, 1993, PGE redeemed 100,000 shares of its 9.50% 1988 series cumulative preferred stock at a price of $103.5625 per share (plus accrued dividends to the redemption date), which included a voluntary redemption premium of $3.5625 per share ($356,250 in the aggregate). On May 31, 1994, PGE redeemed the remaining 150,000 outstanding shares of its 9.50% 1988 series cumulative preferred stock, $100 par value, at a price of $103.5625 per share, which included a voluntary redemption premium of $3.5625 per share ($534,375 in the aggregate), plus accrued dividends.

    On December 16, 1994, PGE redeemed all 150,000 shares of its 8.90% cumulative preferred stock at a price of $102.97 per share, which included a voluntary redemption premium of $2.97 per share ($445,500 in the aggregate).

    The holders of the 5.75% cumulative preferred stock have a noncumulative right each year to tender to PGE and to require it to purchase at a per share price not exceeding $100, up to (a) that number of shares of the 5.75% cumulative preferred stock which can be acquired for an aggregate purchase price of $80,000 less (b) the number of such shares which PGE may already have purchased during the year at a per share price of not more than $100. Eight hundred such shares were acquired and cancelled by PGE in each of the three years in the period ended December 31, 1995, for an aggregate purchase price in each year of $80,000.

    As of December 31,  1995,  the  sinking  fund requirements relative to PGE's
5.75% cumulative preferred stock (the only series of preferred stock subject to mandatory redemption that was outstanding as of such date) were $80,000 for each of the years 1996 through 2000.







    At PGE's option, the 5.75% cumulative preferred stock may currently be redeemed at a price of $102.00 per share ($1,795,200 in the aggregate).

Preferred Stock of PGE Not Subject to Mandatory Redemption

    On August 18, 1992, PGE issued 250,000 shares of its 9% cumulative preferred stock, par value $100 per share, for aggregate net proceeds of approximately
$23.6 million. The 9% cumulative preferred stock is not redeemable by PGE prior to September 15, 1997. Thereafter, it is redeemable at the option of PGE, in whole or in part, upon not less than 30 days' notice, at $100 per share plus accrued dividends to the date of redemption and at a premium of $8 per share if redeemed from September 15, 1997, to September 14, 1998, and a premium of $4 per share if redeemed from September 15, 1998, to September 14, 1999.

    At PGE's option, the 4.10% cumulative preferred stock may currently be redeemed at a redemption price of $105.50 per share or for an aggregate redemption price of $10,550,000.

Dividend Information

    The dividends on the preferred stock of PGE in each of the three years in the period ended December 31, 1995, were as follows:

         Series                        1995         1994         1993
                                           (Thousands of Dollars)

          4.10%                       $  410       $  410       $  410
          5.75%                          103          108          113
          8.90%                            -        1,280        1,335
          9.00%                        2,250        2,250        2,250
          9.50% 1988 series                -          591        2,354

           Total                      $2,763       $4,639       $6,462

    Dividends on all series of PGE's preferred stock are cumulative, and if dividends in an amount equivalent to four full quarterly dividends on all shares of preferred stock then outstanding are in default and until all such dividends have been paid, the holders of the preferred stock, voting separately as one class, shall be entitled to elect a majority of the Board of Directors of PGE.
Additionally, PGE may not declare dividends on its common stock if any dividends on shares of preferred stock then outstanding are in default.




















(7)  LONG-TERM DEBT

    Long-term debt consisted of the following components at December 31, 1995 and 1994:

                                                          1995          1994
                                                        (Thousands of Dollars)

  Indebtedness of the Company:
    10.125% senior notes, due 1999, net of
      unamortized discount                              $ 29,906      $ 29,880
    Term loan, due 1999                                   20,000        20,000
      Total long-term debt of the Company                 49,906        49,880

  Indebtedness of PGE:
    First mortgage bonds -
       8    % Series, due 1997                                 -         3,535
       8.375% Series, due 2002                            30,000        30,000
       9.23 % Series, due 1999                            10,000        10,000
       9.34 % Series, due 2019                            15,000        15,000
       9.57 % Series, due 1996                                 -        50,000
                                                          55,000       108,535
    Notes -
      Term loan, due 1996                                 50,000             -
      Bank borrowings, at weighted average interest
        rates of 6.62% and 5.28%, respectively (Note 9)   65,801        65,500
                                                         115,801        65,500
    Less current maturities and sinking
      fund requirements                                 (115,801)       (3,210)
      Total long-term debt of PGE                         55,000       170,825

  Indebtedness of PERI:
    Term loan, due 2000                                    2,000             -
    Less current maturities                                 (200)            -
      Total long-term debt of PERI                         1,800             -
      Total consolidated long-term debt                 $106,706      $220,705

    Term Loan Agreements.  On May  31,  1994, the Company borrowed $20.0 million pursuant to a five-year term  loan  agreement (the "Term Loan Agreement"), which
loan matures on May 31,  1999.    Borrowings  under the Term Loan Agreement bear
interest at  LIBOR  ("London  Interbank  Offered  Rates")  plus  one-half of one
percent (5.875% as  of  March  1,  1996).    Under  the  terms  of the Term Loan
Agreement, the Company can choose  interest  rate  periods of one, two, three or six months.  The Company utilized the  proceeds from such loan to purchase $20.0 million of PGE common stock.  PGE used  a portion of the proceeds it so received to redeem $15.0 million of its 9.50%  cumulative preferred stock and to fund the
$534,375 premium in connection with such redemption.  The remaining $4.5 million of proceeds were used by PGE to  repay  a portion of its bank borrowings and for working capital purposes.

    On October 12, 1995,  PGE  borrowed  $50.0  million  pursuant to a term loan
agreement, which matures on November  1,  1996.    Proceeds from the loan, along
with other funds provided by PGE,  were  utilized on October 13, 1995, to redeem the $50.0 million principal amount  of  PGE's  9.57% Series First Mortgage Bonds due September 1, 1996.

    On December 7, 1995, PERI borrowed $2.0 million pursuant to a five-year term
loan agreement, which loan  matures  November  30,  2000.   Borrowings under the
agreement bear interest at a fixed rate of  6.54%.  PERI used the proceeds it so received along with an equity investment from  the Company to acquire all of the outstanding stock of Keystone Pipeline  Services,  Inc. (formerly known as Ford,



Bacon & Davis Sealants, Inc.) from Ford, Bacon & Davis Companies, Inc., a wholly-owned subsidiary of Deutsche Babcock Technologies, Inc. Under the terms of the term loan agreement, PERI is required to make principal repayments of $200,000, $300,000, $400,000, $500,000 and $600,000 during the years 1996, 1997,
1998, 1999 and 2000, respectively.
























































    Maturities and Sinking Fund  Requirements.    As  of  December 31, 1995, the
aggregate annual maturities and sinking  fund requirements of long-term debt for each of the next five years ending December 31, were:

                           Year              Amount

                           1996           $116,001,000 (a)
                           1997           $    300,000
                           1998           $    400,000
                           1999           $ 60,500,000 (b)
                           2000           $    600,000

    (a) Includes $65.8 million of PGE bank borrowings outstanding as of December
        31, 1995, and PGE's term loan  in the principal amount of $50.0 million.
        Such amounts were repaid on February 16, 1996, with proceeds from the sale of PGE's water operations to Pennsylvania-American.

    (b) Includes the $20.0 million of borrowings outstanding as of December 31, 1995, under the Company's Term Loan Agreement due May 31, 1999, the
        Company's 10.125% Senior Notes in the principal amount of $30.0 million due June 15, 1999, and PGE's 9.23% Series First Mortgage Bonds in the principal amount of $10.0 million due September 1, 1999.

(8)  DIVIDEND RESTRICTIONS

    There are no dividend restrictions in the Restated Articles of Incorporation
of the Company.    However,  the  preferred  stock  provisions of PGE's Restated
Articles of Incorporation and certain of  the agreements under which the Company and PGE have issued  long-term  debt  provide for certain dividend restrictions.
As of December 31, 1995, $5,416,000 of the consolidated retained earnings of the
Company were restricted against the  payment  of  cash dividends on common stock under the most restrictive of these covenants.

(9)  BANK NOTES PAYABLE

    As of April 19, 1993, PGE entered into a revolving bank credit agreement, as subsequently amended (the "Credit Agreement")  with  a  group of six banks under the terms of which $60.0 million was  available for borrowing by PGE through May
31, 1996.  The Credit Agreement  was  terminated on February 26, 1996, following the sale of  PGE's  water  operations  to  Pennsylvania-American on February 16,
1996, and repayment of  all  borrowings  outstanding  under the Credit Agreement with proceeds from such sale.  The  interest rate on borrowings under the Credit
Agreement was generally less than prime.  The Credit Agreement also required the payment of a commitment fee of  .195%  per  annum on the average daily amount of
the unused portion of the  available  funds.   PGE currently has four additional
bank lines of credit with an aggregate borrowing capacity of $17.5 million which provide for borrowings at interest rates  generally less than prime.  Borrowings outstanding under two of these bank lines of credit with borrowing capacities of
$2.5 million and  $5.0  million  mature  on  May  31,  1996,  and June 30, 1996, respectively.  Borrowings outstanding under  the  other two bank lines of credit with borrowing capacities of $3.0 million  and  $7.0 million mature on March 31,
1996, and May  31,  1996,  respectively.    As  of  March  1,  1996,  PGE had no
borrowings  outstanding   under   these   additional   bank   lines  of  credit.
Additionally, PGE had one other bank  line  of credit outstanding as of December
31, 1995, with  a  borrowing  capacity  of  $3.0  million,  which was terminated
following the sale of PGE's water  operations.   The commitment fees paid by PGE
with respect to its revolving  bank  credit  agreements totaled $26,000 in 1995,
$97,000 in 1994 and $113,000 in 1993.

    Because of limitations imposed by the terms of PGE's preferred stock, PGE is prohibited, without the consent of the holders of a majority of the outstanding shares of its preferred stock, from issuing more than $12.0 million of unsecured debt due on demand or within one year from issuance. PGE had $10.0 million due on demand or within one year from issuance outstanding as of December 31, 1995.



    Information relating to PGE's bank lines of credit and borrowings under those lines of credit is set forth below:

                                                    As of December 31,
                                              1995         1994         1993
                                                  (Thousands of Dollars)

      Borrowings under lines of credit
        Short-term                          $ 10,000     $      -     $  2,000
        Long-term                             65,801       65,500       47,000
                                            $ 75,801     $ 65,500     $ 49,000

      Unused lines of credit
        Short-term                          $      -     $      -     $  5,000
        Long-term                              4,699        2,000       13,000
                                            $  4,699     $  2,000     $ 18,000

      Total lines of credit
        Prime rate                          $      -     $      -     $  2,000
        Other than prime rate                 80,500       67,500       65,000
                                            $ 80,500     $ 67,500     $ 67,000

      Short-term bank borrowings (a)
        Maximum amount outstanding          $ 10,000     $  5,692     $  5,666
        Daily average amount outstanding    $  2,581     $    441     $    637
        Weighted daily average interest
          rate                                6.513%       3.984%       4.046%
        Weighted average interest rate at
          year-end                            6.334%           -        4.208%
        Range of interest rates               6.290-       3.700-       3.750-
                                              6.660%       6.000%       6.000%

    (a) PGE had no short-term bank borrowings outstanding as of December 31, 1994.

(10)  POSTEMPLOYMENT BENEFITS

Pension Benefits

    The Company's retirement plan is a trusteed, noncontributory, defined benefit pension plan which covers substantially all employees of the Company except those of Keystone. Pension benefits are based on years of service and average final salary. The Company's funding policy is to contribute an amount necessary to provide for benefits based on service to date, as well as for benefits expected to be earned in the future by current participants. To the extent that the present value of these obligations is fully covered by assets in the trust, a contribution may not be made for a particular year.

    Under the terms of the agreement  regarding  the sale of PGE's water utility operations to Pennsylvania-American, on February 16, 1996, Pennsylvania-American
assumed the accumulated benefit  obligations  relating  to  employees of PGE who accepted employment  with  Pennsylvania-American  (the "Transferred Employees").
In this regard, plan assets in an amount equal to the actuarial present value of accumulated  plan  benefits  relative  to  the  Transferred  Employees  will  be
transferred to  the  American  pension  plan.    In  February,  1996,  PGE began
terminating additional employees as a result of the sale of its water operations and the transfer  of  fewer  employees  to Pennsylvania-American than originally expected.  As a result  of  these  actions,  the Company recognized an estimated settlement loss of $200,000 ($117,000 net of the related income tax benefit) and curtailment gain of $2.7 million ($1.6  million  net of related income taxes) in its determination of the estimated loss on the disposal of PGE's water utility operations.



























































    In December, 1995, as a result of the agreement to transfer fewer employees to Pennsylvania-American in connection with the sale of PGE's water utility operations than originally expected, the Company offered an Early Retirement
Plan ("ERP") to its employees who would be 59 years of age or older and have a minimum of five years of service as of December 31, 1995. Of the 63 eligible employees, 50 elected to accept this offer and retire as of December 31, 1995, resulting in the recording, as of December 31, 1995, of an additional pension liability of $1.6 million reflecting the increased costs associated with the ERP. Such amount was charged to the estimated loss on the disposal of PGE's water utility operations.

    Net pension  costs  relative  to  continuing  operations,  including amounts capitalized, were  $353,000,  $309,000  and  $244,000  in  1995,  1994 and 1993,
respectively.  The  following  items  were  the  components  of such net pension costs:
                                                 1995        1994        1993
                                                    (Thousands of Dollars)
    Present value of benefits earned
      during the year                          $    430    $    549    $    470
    Interest cost on projected benefit
      obligations                                 1,459       1,400       1,321
    Return on plan assets                        (1,502)        535      (1,720)
    Net amortization and deferral                   (34)        (55)        (53)
    Deferral of investment (loss) gain                -      (2,120)        226
        Net pension cost                       $    353    $    309    $    244

    The funded status of the plan as of December 31, 1995 and 1994, was as follows:

                                                             1995        1994
                                                          (Thousands of Dollars)

    Actuarial present value of the projected
      benefit obligations:
        Accumulated benefit obligations
          Vested                                           $ 29,100    $ 21,592
          Nonvested                                              47          77
            Total                                            29,147      21,669
        Provision for future salary increases                 7,841       7,565
        Projected benefit obligations                        36,988      29,234
    Market value of plan assets, primarily
      invested in equities and bonds                         34,000      30,457
    Plan assets in excess of (less than) projected
      benefit obligations                                    (2,988)      1,223
    Unrecognized net transition asset as of
      January 1, 1986, being amortized over 20 years         (2,155)     (2,528)
    Unrecognized prior service costs                          1,507       2,150
    Unrecognized net (gain) loss                              2,155      (1,644)

    Accrued pension cost at year-end                       $ (1,481)   $   (799)


    The assumptions used in determining pension obligations were:

                                                 1995       1994       1993

         Discount rate                          7.00 %     8.75 %     8.00 %
         Expected long-term rate of return
           on plan assets                       9.00 %     9.00 %     9.00 %
         Projected increase in future
           compensation levels                  5.00 %     5.50 %     5.50 %



Other Postretirement Benefits

    In addition to pension  benefits,  the  Company provides certain health care
and life  insurance  benefits  for  retired  employees.    All  of the Company's
employees, except those of Keystone,  may  become eligible for those benefits if they reach retirement age while  working  for  the Company.  The Company records the cost of retiree health care and  life insurance benefits as a liability over the employees' active service periods instead of on a benefits-paid basis.

    Under the terms of the agreement  regarding  the sale of PGE's water utility operations to Pennsylvania-American, on February 16, 1996, Pennsylvania-American
assumed  the  accumulated  benefit   obligation   relating  to  the  Transferred
Employees, as well as 45% of PGE's  retired  employees as of that date.  In this regard, plan assets  in  an  amount  equal  to  the  actuarial  present value of accumulated plan benefits relative to  the  Transferred Employees and 45% of the retired employees  as  of  February  16,  1996,  will  be  transferred to trusts established by Pennsylvania-American.  In  February, 1996, PGE began terminating additional employees as a result  of  the  sale  of its water operations and the transfer of fewer employees  to  Pennsylvania-American than originally expected.
As a result of the transfer, early retirement and displacement of employees, the
Company recognized an  estimated  settlement  and  curtailment  loss of $385,000
($225,000 net of the related  income  tax  benefit)  as  part of the loss on the disposal of PGE's water utility operations.

    As a result of the ERP offered  by  the Company to certain of its employees,
PGE recorded, as of  December  31,  1995,  an  additional liability of $805,000,
($471,000 net of the related income  tax  benefit) reflecting the cost of future health care benefits  required  to  be  recognized  under  FASB  Statement 88 in
conjunction with the ERP.   Such  amount  was  charged  to the estimated loss on
disposal of PGE's water utility operations.

    The following items were the components of the net cost of postretirement benefits other than pensions relative to continuing operations for the years
1995, 1994 and 1993:

                                                   1995       1994       1993
                                                     (Thousands of Dollars)

    Present value of benefits earned during
      the year                                   $    127   $    148   $    124
    Interest cost on accumulated benefit
      obligation                                      577        532        532
    Return on plan assets                             (69)        (4)         -
    Net amortization and deferral                     391        360        339

    Net cost of postretirement benefits other
      than pensions                                 1,026      1,036        995
    Less disbursements for benefits                  (555)      (543)      (540)

    Increase in liability for postretirement
      benefits other than pensions               $    471   $    493   $    455










    Reconciliations of the accumulated benefit obligation to the accrued liability for postretirement benefits other than pensions as of December 31, 1995 and 1994, follow:

                                                        1995       1994
                                                    (Thousands of Dollars)

    Accumulated benefit obligation:
      Retirees                                        $  6,514   $  9,021
      Fully eligible active employees                      850      1,628
      Other active employees                             1,074      1,305
                                                         8,438     11,954
    Plan assets at fair value                                -        839
    Accumulated benefit obligation
      in excess of plan assets                           8,438     11,115
    Unrecognized transition obligation
      being amortized over 20 years                     (5,438)   (11,108)
    Unrecognized net gain (loss)                          (703)       885

    Accrued liability for postretirement
      benefits other than pensions                    $  2,297   $    892

    The assumptions used in determining other postretirement benefit obligations were:

                                                 1995       1994       1993

         Discount rate                          7.00 %     8.75 %     8.00 %
         Expected long-term rate of return
           on plan assets                       9.00 %     9.00 %     9.00 %
         Projected increase in future
           compensation levels                  5.00 %     5.50 %     5.50 %

    It was also assumed that the per capita cost of covered health care benefits would increase at an annual rate of 9% in 1996 and that this rate would decrease gradually to 5-1/2% for the year 2003 and remain at that level thereafter. The health care cost trend rate assumption had a significant effect on the amounts accrued. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point in each year would increase the transition obligation as of January 1, 1995, by approximately $394,000 and the aggregate of the service and interest cost components of the net cost of postretirement benefits other than pensions for the year 1995 by approximately $50,000.

    Since PGE has  not  sought  to  increase  its  base  gas rates, the $441,000
($258,000 net of related income taxes), $447,000 ($256,000 net of related income taxes) and $407,000 ($232,000 net of related income taxes) of additional cost incurred in 1995, 1994 and 1993, respectively, as a result of the adoption of the provisions of FASB Statement 106 were expensed without any adjustment being made to its gas rates.

Other Postemployment Benefits

    In  December,  1992,   FASB   Statement   112,  "Employers'  Accounting  for
Postemployment Benefits," was issued.   The provisions of this statement require
the recording of a  liability  for  postemployment  benefits (such as disability
benefits,  including  workers'   compensation,   salary   continuation  and  the
continuation of benefits such  as  health  care  and life insurance) provided to former or inactive employees, their  beneficiaries  and covered dependents.  The
Company consistently recorded liabilities for  benefits  of this nature prior to the effectiveness of FASB Statement  112, and included liabilities for employees scheduled to be terminated in 1996 as a result of the sale of water operations in its estimate of accrued costs relative to such sale as of December 31, 1995.
The provisions  of  FASB  Statement  112,  which  the  Company adopted effective
January 1, 1994, did not have a material impact on its financial position or results of operations.

(11)  CONSTRUCTION EXPENDITURES

    PGE estimates the  cost  of  its  1996  construction  program  will be $28.9
million.   It  is  anticipated  that  such  expenditures  will  be financed with internally generated funds and bank borrowings, pending the periodic issuance of stock and long-term debt.

(12)  COMMITMENTS AND CONTINGENCIES

Valve Maintenance

    On November 16, 1993, the PPUC staff issued an Emergency Order, subsequently ratified by the PPUC (the "Emergency Order"), requiring PGE to survey its gas distribution system to verify the location and spacing of its gas shut off valves, to add or repair valves where needed and to establish programs for the periodic inspection and maintenance of all such valves and the verification of all gas service line information. On March 31, 1995, the PPUC adopted an Order approving a plan submitted by PGE for complying with the Emergency Order. PGE does not believe that compliance with the terms of such Order will have a material adverse effect on its financial position or results of operations.

Environmental Matters

    PGE, like many gas  distribution  companies,  once utilized manufactured gas plants in connection with providing gas service to its customers.  None of these plants has been in operation since 1960,  and  several of the plant sites are no
longer owned by  PGE.    Pursuant  to  the Comprehensive Environmental Response,
Compensation and Liability Act of  1980  ("CERCLA"),  PGE filed notices with the
United States Environmental Protection  Agency  (the  "EPA") with respect to the former plant sites.  None of  the  sites  is  or was formerly on the proposed or final National Priorities List.  The EPA has conducted site inspections and made preliminary assessments of each site and  has concluded that no further remedial
action  is  planned.    While  this  conclusion  does  not  constitute  a  legal
prohibition against further regulatory  action  under CERCLA or other applicable federal or state law, the  Company  does  not  believe that additional costs, if any, related to these  manufactured  gas  plant  sites  would be material to its financial position  or  results  of  operations  since environmental remediation costs generally are recoverable through rates over a period of time.
















(13) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                 QUARTER ENDED
                                March 31,  June 30,  September 30,  December 31,
                                  1995      1995         1995           1995
                                (Thousands of Dollars, Except Per Share Amounts)
Operating revenues              $ 68,237   $ 25,184  $      12,119  $     47,216
Operating income                   9,905      2,271            400         7,958
Income (loss) from continuing
  operations                       5,669     (2,133)        (4,159)        3,744
Loss with respect to
  discontinued operations         (3,704)         -              -          (130)
Net income (loss)                  1,965     (2,133)        (4,159)        3,614

Earnings (loss) per share
  of common stock: (a)
 Continuing operations              1.00       (.37)          (.72)          .65
 Discontinued operations            (.65)         -              -          (.02)
 Earnings (loss) per share of
   common stock (a)                  .35       (.37)          (.72)          .63

                                                 QUARTER ENDED
                                March 31,  June 30,  September 30,  December 31,
                                  1994       1994        1994           1994
                                (Thousands of Dollars, Except Per Share Amounts)

Operating revenues              $  80,233  $ 26,568  $      14,356  $     46,835
Operating income                   10,884     2,192            515         6,784
Income (loss) from continuing
  operations                        6,469    (2,342)        (4,038)        2,112
Income from discontinued
  operations                        2,079     2,757          2,915         2,865
Net income (loss)                   8,548       415         (1,123)        4,977

Earnings (loss) per share
  of common stock:
 Continuing operations               1.20      (.43)          (.74)          .38
 Discontinued operations              .38       .51            .53           .52
 Net income (loss) before
   premium on redemption of
   subsidiary's preferred stock      1.58       .08           (.21)          .90
 Premium on redemption of
   subsidiary's preferred stock         -      (.10)             -          (.08)
 Earnings (loss) per share of
   common stock                      1.58      (.02)          (.21)          .82

    (a) The total of the earnings per share for the quarters does not equal the earnings per share for the year, as shown elsewhere in the consolidated financial statements and supplementary data of this report, as a result of the Company's issuance of additional shares of common stock at various dates during the year.

    Because of the seasonal nature of PGE's gas heating business, there are substantial variations in operations reported on a quarterly basis.

(14) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  o Long-term debt. The fair value of both the Company's and PGE's long-term debt has been estimated based on the quoted market price as of the respective dates for the portion of such debt which is publicly traded and, with respect to the portion of such debt which is not publicly traded, on the estimated borrowing rate as of the respective dates for long-term debt of comparable credit quality with similar terms and maturities.

  o Preferred stock subject to mandatory redemption. The fair value of PGE's preferred stock subject to mandatory redemption has been estimated based on the market value as of the respective dates for preferred stock of comparable credit quality with similar terms and maturities.

    The carrying amounts and estimated fair values of the Company's and PGE's financial instruments at December 31, 1995 and 1994, were as follows:

                                               1995                 1994
                                        Carrying Estimated   Carrying Estimated
                                         Amount  Fair Value   Amount  Fair Value
                                                 (Thousands of Dollars)

Long-term debt (including current
  portion):
    Company                             $ 49,906 $   50,300  $ 49,880 $   50,000
    PGE                                  170,801    175,431   174,035    177,027
    PERI                                   2,000      2,000         -          -
Preferred stock of PGE subject to
  mandatory redemption (including
  current portion)                         1,760      1,795     1,840      1,877

    The Company believes that the regulatory treatment of any excess or deficiency of fair value relative to the carrying amounts of these items, if such items were settled at amounts approximating those above, would dictate that these amounts be used to increase or reduce PGE's rates over a prescribed amortization period. Accordingly, any settlement would not result in a material impact on PGE's financial position or the results of operations of either the Company or PGE.